Exhibit 16.1
RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS
NEW YORK, NEW YORK

July 24, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Midas Medici Group Holdings, Inc.
File: 005-84856

Dear Sir or Madam:

We have read the statements of Medici Group Holdings, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K/A to be filed on or about July 24, 2009 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM, LLP

Certified Public Accountants